                     U.S. SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 4


                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Responses)

1.   Name and Address of Reporting Person*

Derek Palaschuk, 15/F, Tower2, Bright China Chang An Building, Jianguomen Wai Avenue, Beijing, China


2. Issuer Name and Ticker or Trading Symbol

Sohu.com, Inc. (SOHU)


3. I.R.S. Identification Number of Reporting Person, if an Entity (Voluntary)


4. Statement for Month/Year

December 2000


5. If Amendment, Date of Original (Month/Year)


6. Relationship of Reporting Person(s) to Issuer (Check all applicable)

[_]  Director                            [_]  10% Owner
[X]  Officer (give title below)          [_]  Other (specify below)
Vice President, Finance

7. Individual or Joint/Group Filing (Check Applicable Line)

[X]  Form filed by One Reporting Person         [_]  Form filed by More than One Reporting Person

================================================================================
Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially
                                     Owned
================================================================================

1.                      2.                  3.              4.                            5.               6.            7.
                                                                                          Amount of        Owner-        Nature of
                                                            Securities Acquired (A) or    Securities       ship          Indirect
                                                            Disposed of (D)               Beneficially     Form:         Beneficial
                                            Transaction     (Instr. 3, 4 and 5)           Owned at End     Direct        Ownership
                                            Code            --------------------------    Of Month         (D) or        (Instr. 4)
                        Transaction         (Instr. 8)                        (A)         Instr. 3         Indirect
Title of Security       Date                ------------        Amount        or Price    and 4            (I)
(Instr. 3)              (month/day/year)    Code      V                       (D)                          (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock            December 4, 2000                        4,900          A $2.33    4,900            D
------------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction
4(b)(v).

                                                                   (Over)
                                                               SEC 1474 (7-97)

================================================================================
Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
================================================================================

                                                                                                                   10.
                                                                                                         9.        Owner-
                                                                                                         Number    ship
                                                                                                         of        Form
                2.                                                                                       Deriv-    of
                Conver-                    5.                              7.                            ative     Deriv-    11.
                sion                       Number of                       Title and Amount              Secur-    ative     Nature
                or                         Derivative    6.                of Underlying     8.          ities     Secur-    of
                Exer-             4.       Securities    Date              Securities        Price       Bene-     ity:      In-
                cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of          ficially  Direct    direct
                Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-      Owned     (D) or    Bene-
1.              of       action   Code     of (D)        (Month/Day/Year)            Amount  ative       at End    In-       ficial
Title of        Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-      of        direct    Owner-
Derivative      ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity         Month     (I)       ship
Security        Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.     (Instr.   (Instr.   (Instr.
(Instr. 3)      ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)          4)        4)        4)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------


====================================================================================================================================

Explanation of Responses:



                                   /s/ Derek Palaschuk
                                       -------------------------------------
                                       **Signature of Reporting Person

                                       Date: January 8, 2001
                                             -------------------------------


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.